Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

June 2012 Performance Update

The Frontier Fund Supplement Dated June 30, 2012 to Prospectus Dated April 30, 2012.

The Frontier Fund Class 1 New

T H E  F R O N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	June 30, 2012 MTD	June 30, 2012 YTD	NAV / Unit
Frontier Diversified Series-1	-4.31%	-1.81%	$97.60
Frontier Long/Short Commodity Series-1a	-2.44%	-5.30%	$115.26
Frontier Masters Series-1	-5.13%	1.79%	$102.04

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of June 30, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$3,146,788.21
Unrealized trading gain (loss)	(5,914,893.90)
Less: Commissions	(89,608.34)
Less: Trading Fee paid to Managing Owner	(127,592.74)
Interest income	93,320.30

Total Income	(2,891,986.47)
EXPENSES
Broker service fees	107,647.21
Incentive fees	(91,755.26)
Management fees	75,949.41

Total Expenses	91,841.36

Net Income (Loss)	$(2,983,827.83)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	678,862.35100	$69,236,391.87	$101.99
Current month additions	12,667.77475	1,261,189.79
Current month redemptions	(10,510.78065)	(1,047,998.18)
Net income (loss) for current month		(2,983,827.83)	(4.39)

Net asset value, end of current month	681,019.34520	$66,465,755.65	$97.60

	Monthly rate of return		-4.31%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$926,538.42
Unrealized trading gain (loss)	(1,207,008.02)
Less: Commissions	(20,343.38)
Less: Trading Fee paid to Managing Owner	(37,182.98)
Interest income	33,311.85

Total Income	(304,684.11)
EXPENSES
Broker service fees	31,358.64
Incentive fees	96,398.03
Management fees	57,881.88

Total Expenses	185,638.55

Net Income (Loss)	$(490,322.66)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	169,216.77090	$19,991,668.72	$118.14
Current month additions	1,342.43439	157,056.53
Current month redemptions	(810.49569)	(93,903.13)
Net income (loss) for current month		(490,322.66)	(2.88)

Net asset value, end of current month	169,748.70960	$19,564,499.46	$115.26

	Monthly rate of return		-2.44%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$442,088.73
Unrealized trading gain (loss)	(2,275,235.55)
Less: Commissions	(24,394.92)
Less: Trading Fee paid to Managing Owner	(69,815.36)
Interest income	56,364.42

Total Income	(1,870,992.68)
EXPENSES
Broker service fees	58,901.38
Incentive fees	(60,791.91)
Management fees	76,011.17

Total Expenses	74,120.64

Net Income (Loss)	$(1,945,113.32)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	350,792.82480	$37,730,358.31	$107.56
Current month additions	7,423.52402	773,461.54
Current month redemptions	(1,671.42252)	(175,207.18)
Net income (loss) for current month		(1,945,113.32)	(5.52)

Net asset value, end of current month	356,544.92640	$36,383,499.35	$102.04

	Monthly rate of return		-5.13%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$5,939,308.58
Unrealized trading gain (loss)	(11,156,791.01)
Less: Commissions	(168,904.57)
Less: Trading Fee paid to Managing Owner	(240,928.90)
Interest income	175,887.30

Total Income	(5,451,428.60)
EXPENSES
Trading fees	0.00
Broker service fees	119,599.66
Incentive fees	(202,143.52)
Management fees	143,172.02

Total Expenses	60,628.16

Net Income (Loss)	$(5,512,056.76)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,253,210.32250	$130,927,312.93	$104.47
Current month additions	12,905.39915	1,286,189.79
Current month redemptions	(16,320.60035)	(1,655,574.41)
Net income (loss) for current month		(5,512,056.76)	(4.42)
Net asset value, end of current month	1,249,795.12140	$125,045,871.55	$100.05

	Monthly rate of return		-4.23%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$3,133,415.03
Unrealized trading gain (loss)	(4,082,059.53)
Less: Commissions	(68,696.98)
Less: Trading Fee paid to Managing Owner	(81,314.08)
Interest income	112,495.22

Total Income	(986,160.34)
EXPENSES
Trading fees	0.00
Broker service fees	35,840.32
Incentive fees	328,180.18
Management fees	271,405.79

Total Expenses	635,426.29

Net Income (Loss)	$(1,621,586.63)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	497,081.70847	$68,158,083.56	$137.12
Current month additions	8,159.88728	1,135,028.01
Current month redemptions	(10,131.96946)	(1,385,626.67)
Net income (loss) for current month		(1,621,586.63)	(3.24)
Net asset value, end of current month	495,109.62629	$66,285,898.27	$133.88

	Monthly rate of return		-2.36%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$668,533.38
Unrealized trading gain (loss)	(3,425,473.71)
Less: Commissions	(36,674.85)
Less: Trading Fee paid to Managing Owner	(105,058.14)
Interest income	84,713.23

Total Income	(2,813,960.09)
EXPENSES
Trading fees	0.00
Broker service fees	62,618.07
Incentive fees	(91,552.90)
Management fees	114,251.59

Total Expenses	85,316.76

Net Income (Loss)	$(2,899,276.85)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	520,007.03220	$56,899,866.61	$109.42
Current month additions	7,978.74699	836,211.54
Current month redemptions	(2,568.72469)	(274,745.79)
Net income (loss) for current month		(2,899,276.85)	(5.57)
Net asset value, end of current month	525,417.05460	$54,562,055.51	$103.85

	Monthly rate of return		-5.10%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES